FILED PURSUANT TO RULE 424(B)(3)
REGISTRATION NO. 333-203542

AXA Equitable Life Insurance Company

MONY Life Insurance Company of America

Supplement dated January 23, 2018 to the current variable life and annuities prospectuses

This Supplement updates certain information in the most recent prospectus and statement of additional information you received and in any supplements to that prospectus and statement of additional information (collectively, the ‘‘Prospectus’’). You should read this Supplement in conjunction with the Prospectus and retain it for future reference. Unless otherwise indicated, all other information included in the Prospectus remains unchanged. The terms and section headings we use in this Supplement have the same meaning as in the Prospectus. We will send you another copy of any prospectus or supplement without charge upon request. Please contact the customer service group referenced in the Prospectus.

The purpose of this Supplement is to provide you with information regarding certain changes to the Prospectus. As applicable to your contract or policy, please note the following changes:

Sub-Adviser Changes to the EQ Advisors Trust Portfolios (“Portfolios”)

A. On January 1, 2018, Templeton Global Advisors Limited replaced Templeton Investment Counsel, LLC as the sub adviser for the management of Templeton Investment Counsel, LLC’s allocated portion of the AXA/Templeton Global Equity Managed Volatility Portfolio. Accordingly, all references to Templeton Investment Counsel, LLC in your prospectus are hereby deleted in their entirety and replaced with Templeton Global Advisors Limited.

B. On January 26, 2018, Barrow, Hanley, Mewhinney & Strauss LLC will replace Boston Advisors, LLC as the sub adviser for the 1290 VT Equity Income Portfolio. Accordingly, all references to Boston Advisors, LLC in your prospectus are hereby deleted in their entirety and replaced with Barrow, Hanley, Mewhinney & Strauss LLC.

AXA Equitable Funds Management Group, LLC will continue to be the Investment Manager of the Portfolios. Also, please see “The Portfolios of the Trusts” in your Prospectus for more information.

Copyright 2018 AXA Equitable Life Insurance Company. All rights reserved.

AXA Equitable Life Insurance Company

1290 Avenue of the Americas

New York, NY 10104

MONY Life Insurance Company of America

Administrative Office: 525 Washington Blvd.

Jersey City, NJ 07310

212-554-1234

IM-38-18 (1.18)
Global Life/Annuities – Inforce/New Biz	Catalog No. 158823 (1.18)
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